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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: February 1, 1994
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
     Lahart     Ed                           (Month/Day/Year)               Silverleaf Resorts, Inc.           (Month/Day/Year)
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     (Last)     (First)     (Middle)           7-17-98                    5. Relationship of Reporting        ----------------------
     1221 Riverbend Dr., Suite 120         ----------------------------      Person to Issuer                7. Individual or Joint/
----------------------------------------   3. I R S or Social Security     (Check all applicable)               Group Filing (Check
             (Street)                         Number of Reporting              Director       10% Owner         Applicable Line)
                                              Person (Voluntary)         -----           -----                      Form filed by
     Dallas, Tx. 75247                                                     X   Officer        Other (specify    --- One Reporting
--------------------------------------                                   ------           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                          V.P. - Corporate Operations           --- More than One
                                                                         ------------------------------             Reporting Person
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                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                      150                            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                          (Print or Type Responses)  SEC 1473 (3-91)


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
FORM 3 (CONTINUED)               Table II -- Derivative Securities Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Incentive Stock Option dated
6-18-97                          *         6-18-07      Common Stock      5,000      $16.00           D
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Incentive Stock Option dated
3-9-98                           *         3-9-08       Common Stock     13,332      $25.50           D
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Non-Qualified Stock Option
dated 3-9-98                     *         3-9-08       Common Stock      6,668      $25.50           D
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Explanation of Responses:

*Each option is exercisable as to 1/4 of the shares granted on each of the
 1st, 2nd, 3rd and 4th anniversaries of the date of grant.
                                                                                     /s/ Ed Lahart                         7/27/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

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